                                                                   Exhibit 10.21

================================================================================

                                CREDIT AGREEMENT

                          Dated as of November 30, 2001

                                      among

                         FINANCIAL PACIFIC LEASING, LLC

                                as the Borrower,

                             BANK OF AMERICA, N.A.,
                  as Administrative Agent and Swing Line Lender

                                       and

                         The Other Lenders Party Hereto

                         BANC OF AMERICA SECURITIES LLC,

                                       as

                    Sole Lead Arranger and Sole Book Manager

================================================================================

                                TABLE OF CONTENTS

                                                                                                          PAGE
                                                                                                          ----
ARTICLE 1     DEFINITIONS AND ACCOUNTING TERMS                                                              1

     1.01     Defined Terms............................................................................     1
     1.02     Other Interpretive Provisions............................................................    20
     1.03     Accounting Terms.........................................................................    20
     1.04     Rounding.................................................................................    21
     1.05     References to Agreements and Laws........................................................    21

ARTICLE 2     THE LOANS                                                                                    21

     2.01     Committed Loans..........................................................................    21
     2.02     Borrowings, Conversions and Continuations of Loans.......................................    21
     2.03     Swing Line Loans.........................................................................    23
     2.04     Prepayments..............................................................................    25
     2.05     Reduction or Termination of Commitments..................................................    26
     2.06     Repayment of Loans.......................................................................    26
     2.07     Interest.................................................................................    27
     2.08     Fees.....................................................................................    27
     2.09     Computation of Interest and Fees.........................................................    28
     2.10     Evidence of Debt.........................................................................    28
     2.11     Payments Generally.......................................................................    29
     2.12     Sharing of Payments......................................................................    31
     2.13     Increase in Commitments..................................................................    31
     2.14     Extension of Maturity Date...............................................................    32
     2.15     Term Loan Payments.......................................................................    32
     2.16     Procedure Concerning the Collateral......................................................    33

ARTICLE 3     TAXES, YIELD PROTECTION AND ILLEGALITY                                                       34

     3.01     Taxes....................................................................................    34
     3.02     Illegality...............................................................................    35
     3.03     Inability to Determine Rates.............................................................    36
     3.04     Increased Cost and Reduced Return; Capital Adequacy;
              Reserves on Eurodollar Rate Loans........................................................    36
     3.05     Funding Losses...........................................................................    37
     3.06     Matters Applicable to all Requests for Compensation......................................    37
     3.07     Survival.................................................................................    37

ARTICLE 4     CONDITIONS PRECEDENT TO LOANS                                                                37

     4.01     Conditions of Initial Loan...............................................................    37
     4.02     Conditions to all Loans and Conversions and Continuations................................    40

                                        I

ARTICLE 5     REPRESENTATIONS AND WARRANTIES                                                               41

     5.01     Existence, Qualification and Power; Compliance with Laws.................................    41
     5.02     Authorization; No Contravention..........................................................    41
     5.03     Governmental Authorization...............................................................    41
     5.04     Binding Effect...........................................................................    41
     5.05     Financial Statements; No Material Adverse Effect.........................................    41
     5.06     Litigation...............................................................................    42
     5.07     No Default...............................................................................    42
     5.08     Ownership of Property; Liens.............................................................    42
     5.09     Environmental Compliance.................................................................    42
     5.10     Insurance................................................................................    42
     5.11     Taxes....................................................................................    42
     5.12     ERISA Compliance.........................................................................    43
     5.13     Subsidiaries.............................................................................    43
     5.14     Margin Regulations; Investment Company Act; Public
              Utility Holding Company Act..............................................................    43
     5.15     Disclosure...............................................................................    44
     5.16     Intellectual Property; Licenses, Etc.....................................................    44
     5.17     Lien Priority............................................................................    44
     5.18     Adequacy of Borrowing Base...............................................................    44

ARTICLE 6     AFFIRMATIVE COVENANTS                                                                        45

     6.01     Financial Statements.....................................................................    45
     6.02     Certificates; Other Information..........................................................    45
     6.03     Notices..................................................................................    47
     6.04     Payment of Obligations...................................................................    47
     6.05     Preservation of Existence, Etc...........................................................    47
     6.06     Maintenance of Properties................................................................    47
     6.07     Maintenance of Insurance.................................................................    48
     6.08     Compliance with Laws.....................................................................    48
     6.09     Books and Records........................................................................    48
     6.10     Inspection Rights........................................................................    48
     6.11     Compliance with ERISA....................................................................    48
     6.12     Use of Proceeds..........................................................................    48

ARTICLE 7     NEGATIVE COVENANTS                                                                           48

     7.01     Liens....................................................................................    48
     7.02     Investments..............................................................................    49
     7.03     Indebtedness.............................................................................    50
     7.04     Fundamental Changes......................................................................    51
     7.05     Dispositions.............................................................................    51
     7.06     Lease Obligations........................................................................    52
     7.07     Restricted Payments......................................................................    52
     7.08     ERISA....................................................................................    53
     7.09     Change in Nature or Suspension of Business...............................................    53

                                       II

     7.10     Transactions with Affiliates.............................................................    53
     7.11     Burdensome Agreements....................................................................    53
     7.12     Use of Proceeds..........................................................................    53
     7.13     Financial Covenants......................................................................    53

ARTICLE 8     EVENTS OF DEFAULT AND REMEDIES                                                               54

     8.01     Events of Default........................................................................    54
     8.02     Remedies Upon Event of Default...........................................................    57

ARTICLE 9     ADMINISTRATIVE AGENT                                                                         58

     9.01     Appointment and Authorization of Administrative Agent....................................    58
     9.02     Delegation of Duties.....................................................................    58
     9.03     Liability of Administrative Agent........................................................    58
     9.04     Reliance by Administrative Agent.........................................................    59
     9.05     Notice of Default........................................................................    59
     9.06     Credit Decision; Disclosure of Information by Administrative Agent.......................    59
     9.07     Indemnification of Administrative Agent..................................................    60
     9.08     Administrative Agent in its Individual Capacity..........................................    60
     9.09     Successor Administrative Agent...........................................................    61

ARTICLE 10    MISCELLANEOUS                                                                                61

     10.01    Amendments, Etc..........................................................................    61
     10.02    Notices and Other Communications; Facsimile Copies.......................................    62
     10.03    No Waiver; Cumulative Remedies...........................................................    63
     10.04    Attorney Costs, Expenses and Taxes; Additional Acts......................................    64
     10.05    Indemnification by the Borrower..........................................................    64
     10.06    Payments Set Aside.......................................................................    65
     10.07    Successors and Assigns...................................................................    65
     10.08    Confidentiality..........................................................................    68
     10.09    Set-off..................................................................................    69
     10.10    Interest Rate Limitation.................................................................    69
     10.11    Counterparts.............................................................................    69
     10.12    Integration..............................................................................    69
     10.13    Survival of Representations and Warranties...............................................    69
     10.14    Severability.............................................................................    70
     10.15    Tax Forms................................................................................    70
     10.16    Servicing................................................................................    71
     10.17    Governing Law............................................................................    72
     10.18    Waiver of Right to Trial by Jury.........................................................    72
     10.19    Certain Other Agreements.................................................................    72

                                       III

                                CREDIT AGREEMENT

         This CREDIT AGREEMENT ("Agreement") is entered into as of November 30, 2001, among FINANCIAL PACIFIC LEASING, LLC, a Washington limited liability company (the "Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent and Swing Line Lender.

         The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

         In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE 1
                        DEFINITIONS AND ACCOUNTING TERMS

         1.01     DEFINED TERMS

         . As used in this Agreement, the following terms shall have the meanings set forth below:

         "Adjusted Pro Rata Share" means, with respect to any Lender, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Outstanding Amount of such Lender's Committed Loans and Term Loan plus (B) such Lender's Pro Rata Share of the Outstanding Amount of Swing Line Loans, then comprises (ii) the Outstanding Amount of all Loans and Term Loans.

         "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

         "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

         "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. A Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors or managing general partners.

         "Agent/Arranger Fee Letter" has the meaning specified in Section
2.07(b).

         "Agent-Related Persons" means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Aggregate Commitments" has the meaning set forth in the definition of "Commitment."

         "Agreement" means this Credit Agreement.

         "Applicable Rate" means, from time to time, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

                        APPLICABLE RATE

PRICING                    COMMITMENT   EURODOLLAR   BASE RATE
 LEVEL    LEVERAGE RATIO       FEE        RATE+         +
-------   --------------   ----------   ----------   ---------
  1        Less than or
             equal to
             3.25:1.00        .30%          1.75%        .0%

  2        Greater than
          3.25:1.00 but
            less than
            4.00:1.00         .35%         2.125%       .25%

  3        Equal to or
           greater than
           4.00:1.00 but
            less than
            4.50:1.00         .40%          2.50%       .50%

  4        Equal to or
           greater than
            4.50:1.00         .50%          2.75%       .75%

         Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first day of the calendar month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if no Compliance Certificate is delivered during a fiscal quarter when due in accordance with such Section, then Pricing Level 4 shall apply as of the first day of such following calendar month. The Applicable Rate in effect from the Closing Date to December 1, 2001 shall be determined based upon Pricing Level 1.

         "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

         "Assignment and Assumption" means an Assignment and Assumption substantially in the form of Exhibit D.

         "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel and, if incurred subsequent to the Closing Date, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

         "Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

         "Audited Financial Statements" means the audited consolidated balance sheet of FPC and the Borrower and its Subsidiaries for the fiscal year ended December 31, 2000, the related consolidated statements of operations, stockholders' equity and cash flows for such fiscal year, including the supplemental consolidating schedules - balance sheet information and income statement information.

         "Bank of America" means Bank of America, N.A.

         "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." Such rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Committed Loan" means a Committed Loan that is a Base Rate Loan.

         "Base Rate Loan" means a Loan that bears interest based on the Base
Rate.

         "BofA Term Loan" means the term loans owing to Bank of America under the BofA Term Notes.

         "BofA Term Notes" means (i) that certain Promissory Note (No. 1685) dated as of March 20, 1997 made by FPC in favor of Bank of America in the original principal amount of $5,000,000; (ii) that certain Promissory Note (No.
1677) dated as of March 4, 1998 made by the Borrower in favor of Bank of America in the original principal amount of $10,000,000; (iii) that certain Promissory Note (No. 1610) dated as of September 25, 1998 made by the Borrower in favor of Bank of America in the original principal amount of $39,000,000; and (iv) that certain Promissory Note (No. 1669) dated as of December 12, 1996 made by FPC in favor of Bank of America in the original principal amount of $5,000,000, in each case, as amended, restated, continued or modified from time to time.

         "Borrower" has the meaning set forth in the introductory paragraph hereto.

         "Borrowing" means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

         "Borrowing Base" means 90% of the sum of (i) Eligible Receivables, plus
(ii) any residual value (determined in accordance with GAAP) of the Leased Equipment covered by Equipment Leases constituting Eligible Receivables, less
(iii) any portion of the Eligible Receivables that constitutes unearned income and any security deposits made in connection therewith, all determined as of the date of each Borrowing Base Certificate.

         "Borrowing Base Certificate" means a certificate signed by a Responsible Officer of the Borrower setting forth the Borrowing Base and demonstrating the calculation thereof, in form satisfactory to the Administrative Agent and each of the Lenders, initially in the form set forth on Exhibit E.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

         "Certificate of Title" means a certificate of title with respect to which a statute provides for the perfection of security interests in Vehicles to be indicated by notation on the certificate.

         "Change of Control" means, with respect to any Person, an event or series of events by which:

                  (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and excluding any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a partially-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

                  (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person (other than Borrower) cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

                  (c) with respect to FPC, Windward Capital Partners LLP ceases to be the controlling shareholder of FPC; or with respect to Borrower, FPC ceases to be the sole member of Borrower; or with respect to FPF or any other Restricted Subsidiary, Borrower ceases to be the sole equity member of FPF or such other Restricted Subsidiary.

         "Closing Date" means the first date all the conditions precedent in
Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

         "Code" means the Internal Revenue Code of 1986.

         "Collateral" means the personal property subject at any time to a Lien granted by the Borrower pursuant to and described further in the Security Agreement to secure the Loans and the Obligations arising under the Loan Documents.

         "Collateral Package" means the following documents for each Equipment Lease constituting part of the Eligible Receivables: (a) original counterparts of the Equipment Lease executed by a duly authorized representative of the Obligor and the Borrower, or, if a supplement to a related master lease, an original supplement, executed by a duly authorized representative of the Obligor and the Borrower and marked "Secured Party's Original" or similar language; (b) if an Equipment Lease consists of a supplement to a related master lease, a copy of the master lease, showing that the original has been stamped by the Borrower with a statement to the effect that no security interest in a supplement may be created through the transfer or possession of any counterpart of the original supplement other than that supplement marked "Secured Party's Original" or similar language; (c) if the Equipment Lease is in connection with a Vehicle, the application for the Certificate of Title, and upon receipt, the Certificate of Title relating to such Vehicle; (d) the acknowledgment copy of each financing statement filed or recorded in connection with the Equipment Lease, with evidence of filing or recording thereon, or if not yet received, a copy of each such financing statement; (e) each financing statement filed or recorded shall designate the Administrative Agent, as agent for the Lenders, as the Assignee of the Secured Party; (f) if applicable and if received, the acknowledgment copy of each filed or recorded intervening assignment of financing statement, showing a chain to the Borrower of each financing statement, or if not yet received, a copy of each such assignment; (g) a copy of an insurance certificate or other evidence satisfactory to the Administrative Agent and each Lender that all insurance policies required to be maintained by the Equipment Lease are in full force and effect; (h) an original invoice, receipt or other written original evidence showing that the Borrower received and took possession of the Equipment that is the subject of the Equipment Lease; (i) all documents (if any) evidencing or relating to recourse or support obligations and all collateral enhancements, including without limitation, deposits, additional collateral, guarantees, indemnities or security, and letters of credit relating thereto, if any.

         "Commitment" means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01, as such amount may be reduced or adjusted from time to time in accordance with this Agreement (collectively, the "Aggregate Commitments").

         "Committed Borrowing" means a borrowing consisting of simultaneous Committed Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

         "Committed Loan" has the meaning set forth in Section 2.01.

         "Committed Loan Note" means a promissory note made by the Borrower in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit B-1.

         "Committed Loan Notice" means a notice of (a) a Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Committed Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

         "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

         "Conduit Line Agreement" has the meaning set forth in Section 8.01(e).

         "Contract Balance Remaining" has the meaning set forth in Section 7.13(d).

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Control Agreements" means that certain Deposit Account Control Agreement of even date herewith by and between Bank of America and the Administrative Agent regarding account number 69684413 and that certain Deposit Account Control Agreement of even date herewith by and between U.S. Bank National Association and the Administrative Agent regarding account numbers 1535-0552-9221 and 1535-0552-9047.

         "Conversion Date" means the earliest of (i) the date when the Commitments are terminated, (ii) the date when the Loans are declared immediately due as a result of an Event of Default, or (iii) the date so designated in a written notice given by either Lender to the Administrative Agent following the occurrence and during the continuation of an Event of Default, except that the date designated as the Conversion Date in any such written notice may not be earlier than three Business Days following the date when the Administrative Agent receives such notice.

         "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

         "Default" means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

         "Default Rate" means an interest rate equal to (a) the Base Rate plus
(b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum to the fullest extent permitted by applicable Laws.

         "Disposition" or "Dispose" means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

         "Dollar" and "$" means lawful money of the United States of America.

         "EBIT" means, for any period, an amount equal to the sum of (a) Net Income, (b) Interest Charges, and (c) the amount of taxes, based on or measured by income, used or included in the determination of such Net Income.

         "Eligible Assignee" has the meaning specified in Section 10.07(g).

         "Eligible Receivables" means all payments owing by Obligors under fully executed commercial Equipment Leases that satisfy each of the following conditions: (a) except in the case of Existing Leases, have lease terms that do not, as of the effective date of such Equipment Lease, exceed the lesser of 60 months or the useful life of the Leased Equipment; (b) in the case of Existing Leases, have remaining lease terms that do not exceed the lesser of 60 months or the useful life of the Leased Equipment; (c) are originated by the Borrower or a Qualified Broker in the ordinary course of business and comply in all material respects with the Borrower's credit and collection policies; (d) are owned by the Borrower free and clear of Liens other than the security interest in favor of the Administrative Agent under the Security Agreement, which security interest shall be a first-priority, valid, binding and perfected security interest; (e) in the case of any Equipment Leases that are "leases" for purposes of Section 1-201(37) of the Uniform Commercial Code, such Equipment Lease covers only Leased Equipment that is owned by the Borrower free and clear of any Liens other than the security interest in favor of the Administrative Agent under the Security Agreement and such security interest is a first-priority, valid, binding and perfected security interest in all of the Borrower's rights in the Leased Equipment thereunder; (f) in the case of any Equipment Lease under which the Borrower has retained a "security interest" in the applicable Leased Equipment for purposes of Section 1-201(37) of the Uniform Commercial Code, such Equipment Leases cover only Leased Equipment that is owned by the Obligor thereunder free and clear of any Liens other than security interests in favor of the Borrower and assigned to the Administrative Agent and such assigned security interest is a first-priority, valid, binding and perfected security interest in the Obligor's rights in the Leased Equipment thereunder; (g) with respect to Non-Qualified Vehicle Leases added to the Borrowing Base more than six months after the date of this Agreement, at least 60 days shall have elapsed since the date when the Borrower submitted to the applicable Governmental Authority: (AA) an application requesting the issuance of a certificate of title identifying the Administrative Agent as lienholder or legal owner, as applicable, (BB) the then-current original certificate of title, and (CC) any required filing fee;
(h) in the case of any Equipment Leases that are "leases" for purposes of
Section 1-201(37) of the Uniform Commercial Code, where the original cost of the Leased Equipment subject to such Equipment Lease is more than $15,000, the Borrower has filed a UCC Financing Statement describing such

Leased Equipment naming the Obligor as debtor in the state where such Obligor is "located" (as such term is construed in Section 9-307 of the Uniform Commercial
Code); (i) are "chattel paper" under the Uniform Commercial Code; (j) except in the case of Existing Leases, are fully amortized over the life of the lease or the Leased Equipment thereunder has a residual value of not more than 10% of the original cost of such equipment; (k) do not include balloon payments of more than 10% of the original cost of the Leased Equipment thereunder; (l) except in the case of Existing Leases, have payments due no less frequently than quarterly; (m) are not more than 90 days past due; (n) have never been charged off or declared to be in default by Borrower; (o) have not been modified, adjusted or extended with respect to payments, terms or any obligations or responsibilities of the Obligor thereunder unless such modification, adjustment or extension was made in accordance with the Borrower's established collection policies and did not extend the lease term beyond the latest date permitted by clause (a) above (except that the lease term of an Equipment Lease may be extended for up to six months beyond the latest date permitted by clause (a) above if such extension is made in accordance with the Borrower's established collection policies and, upon giving effect to such extension, the aggregate Contract Balance Remaining for all Equipment Leases so extended does not exceed $2,000,000); (p) do not have incomplete or inadequate documentation files; (q) do not give the Obligor thereunder the right to skip or defer lease payments;
(r) are documented on the Borrower's customary and standard documentation; (s) are true and valid obligations owing to the Borrower, earned or arisen in the ordinary course of the Borrower's business, represent the present and unimpaired right to payment of money to the Borrower by the Obligor thereunder, and not subject to counterclaim or offset, or encumbered in any way, except as specifically permitted by the terms of this Agreement; (t) are stamped "This document is subject to a security interest in favor of Bank of America, as Administrative Agent for the Lenders" or similar language (except that, unless the Administrative Agent requests otherwise, Equipment Leases entered into prior to the date of this Agreement may refer to "Bank of America" or "U.S. Bank National Association" rather than "Administrative Agent"); (u) the Obligor thereunder is not subject to any receivership, insolvency, or bankruptcy proceeding, whether voluntarily or involuntarily instituted, including, without limitation, any reorganization of assets, deferment or arrangement of debts, or any similar proceeding or under which the Leased Equipment thereunder has been repossessed or foreclosed upon; (v) to the Borrower's Knowledge, the Obligor thereunder is not insolvent or failing generally to pay its debts (including its payrolls) as such debts become due; (w) the aggregate amount of all outstanding mandatory payments under such Equipment Lease and all other Equipment Leases with the same Obligor or group of affiliated Obligors does not exceed $225,000;
(x) the Obligor is not an officer, employee or agent of the Borrower or otherwise related to the Borrower or its respective members, affiliates or subsidiaries; (y) do not include terms by reason of which the payment by the Obligor may be conditional and include a "hell or high water" provision that obligates the Obligor to continue making payments notwithstanding the Borrower's default or other failure to perform; (z) do not include terms under which the Borrower is or may become liable to the Obligor for goods sold or services rendered by such Obligor to the Borrower; (aa) do not cover Leased Equipment that has not been shipped or delivered to the Obligor; (bb) are non-cancelable triple net leases; (cc) the Obligor is not the United States or any department or agency thereof or any other Governmental Authority, provided, however, the Obligor may be a city, state, county or other municipality if such Obligor has an investment grade rating of BBB or better from Moody's Investors Services, Inc., or any successor thereto; (dd) are denominated solely in U.S. Dollars and are with Obligors domiciled in the United States; (ee) are with Obligors not using the Leased Equipment for personal, household or family purposes; (ff) the Leased Equipment thereunder is not a prototype or promotional product; (gg) are not secured by real estate (unless such real estate is taken as additional collateral to the Leased Equipment thereunder); (hh) do not contain service contracts or payments for maintenance, tax or insurance; and (ii) are, to the Knowledge of Borrower, not the subject of any actions, suits, proceedings, claims or disputes, pending, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority.

         "Environmental Laws" means all Laws relating to environmental, health, safety and land use matters applicable to any property.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "Equipment" shall mean commercial equipment, including Vehicles, and all accessions thereto, that conform with the Borrower's underwriting guidelines (including, without limitation, renewals and replacements thereof and additions thereto).

         "Equipment Lease" shall mean a lease or a conditional sale contract of Equipment to a commercial lessee which (a) does not, by its terms or other legally enforceable agreement, permit the lessee to terminate the lease prior to the scheduled termination date unless the lease contains provisions requiring the lessee to pay an early termination premium or "make whole" payment which maintains the Net Present Value of the yield on such lease; and (b) includes all documents (if any) evidencing or relating to recourse or support obligations and all collateral enhancements, including without limitation, deposits, additional collateral, guarantees, indemnities or security, and letters of credit relating thereto, if any. References in this Agreement to the "lessee" under an Equipment Lease shall include the purchaser thereunder if such lease is characterized as a conditional sale contract.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued pursuant thereto.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the Code (and, solely for purposes of provisions relating to Section 412 of the Code, Sections 414(m) and (o) of the Code).

         "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any

ERISA Affiliate from a Multiemployer Plan or notification from a Multiemployer Plan that it is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

         "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan:

                  (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

         "Eurodollar Rate Loan" means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

         "Event of Default" means any of the events or circumstances specified in Article 8.

         "Existing Credit Agreements" means (a) that certain Business Loan Agreement dated as of September 1, 1999, as amended from time to time, among the Borrower and Bank of America providing for a revolving line of credit in the aggregate principal amount of $35,000,000; and (b) the U.S. Bank Existing Credit Agreement, together with, in the case of either such Credit

Agreement, any other documents entered into in connection with such Credit Agreement or otherwise governing such term loan (but not including this Agreement).

         "Existing Leases" means Equipment Leases included in the Borrowing Base Certificate dated as of the Closing Date.

         "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

         "Financing Statement" means the financing statement satisfactory in form and substance to the Lenders, naming the Administrative Agent, as agent for the Lenders, as secured party, and the Borrower as debtor, for filing with the Department of Licensing of the State of Washington and identifying by item or type the Collateral.

         "Foreign Lender" has the meaning specified in Section 10.15(a).

         "FPC" means Financial Pacific Company, a Washington corporation, and parent company of the Borrower.

         "FPC Subordinated Notes" has the meaning specified in Section 7.03(g).

         "FPF" means Financial Pacific Funding, LLC, a Delaware limited liability company, and a bankruptcy-remote special purpose wholly-owned subsidiary of the Borrower.

         "FRB" means the Board of Governors of the Federal Reserve System of the United States of America.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

         "GAAS" means generally accepted auditing standards promulgated by the American Institute of Certified Public Accountants and as interpreted by the Statements of Auditing Standards.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Guaranty Obligation" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

         "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "Indebtedness" means, as to any Person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

                  (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

                  (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

                  (c) net obligations under any Swap Contract in an amount equal to the Swap Termination Value thereof;

                  (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

                  (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

                  (f) capital leases and Synthetic Lease Obligations; and

                  (g) all Guaranty Obligations of such Person in respect of any of the foregoing.

         For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject only to customary exceptions acceptable to the Required Lenders). The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

         "Indemnified Liabilities" has the meaning set forth in Section 10.05.

         "Indemnitees" has the meaning set forth in Section 10.05.

         "Intangible Assets" means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, copyrights, trade names, trade marks, patents, unamortized debt discount and capitalized research and development costs.

         "Intercreditor Agreement" means that certain Intercreditor Agreement of even date herewith among Bank of America, U.S. Bank National Association, and the Administrative Agent and consented to by the Borrower, in substantially the form of Exhibit I hereto.

         "Interest Charges" means, for any period, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Borrower in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower with respect to such period under capital leases that is treated as interest in accordance with GAAP.

         "Interest Coverage Ratio" means, as of any date of determination, and measured on a rolling four-quarter basis, the ratio of (a) the sum of (i) EBIT for the period of the four prior fiscal quarters ending on such date and (ii) lease and rental expense for such period to (b) the sum of (i) Interest Charges for such period and (ii) lease and rental expense for such period.

         "Interest Payment Date" means, (a) as to any Eurodollar Rate Loan, the last Business Day of each calendar month and the last Business Day of each Interest Period applicable to such Loan; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each calendar month and the Maturity Date.

         "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate

Loan and ending on the date one week or one, two or three months thereafter, as selected by the Borrower in its Committed Loan Notice. Any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day. Any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

         "Investment" means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

         "IP Rights" has the meaning set forth in Section 5.16.

         "IRS" means the United States Internal Revenue Service.

         "Knowledge" or "knowledge" means, when used with respect to Borrower, the actual knowledge of any of the President, Senior Vice President, Chief Executive Officer, Vice President or Assistant Vice President of Borrower.

         "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

         "Leased Equipment" means the equipment covered by an Equipment Lease.

         "Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

         "Lending Office" means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

         "Leverage Ratio" means, as of any date of determination, the ratio of
(a) Total Liabilities as of such date to (b) Tangible Net Worth as of such date.

         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

         "Loan" means an extension of credit by a Lender to the Borrower under
Article 2 in the form of a Committed Loan or a Swing Line Loan.

         "Loan Documents" means this Agreement, each Note, the Security Agreement, the Control Agreements, the Intercreditor Agreement, the Agent/Arranger Fee Letter, each Committed Loan Notice, each Swing Line Loan Notice, each Compliance Certificate, and any Swap Contract by and between the Borrower and any Lender.

         "Lockbox Agreement" means that certain Lockbox Agreement dated as of June 29, 1999 by and among Bank of America, as lockbox bank, the Borrower and Norwest Bank Minnesota, National Association, as collateral agent, as amended from time to time.

         "Material Adverse Effect" means a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower.

         "Maturity Date" means (a) June 1, 2003, (b) such earlier date upon which the Aggregate Commitments may be terminated in accordance with the terms hereof, or (c) such later date as may be agreed to in writing by the parties hereto pursuant to Section 2.14.

         "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

         "Non-Qualified Vehicle Lease" means any Equipment Lease covering at least one Vehicle whose certificate of title was issued by a jurisdiction other than a Qualified Jurisdiction.

         "Net Income" means, for any period, the net income of the Borrower from continuing operations after extraordinary items for that period.

         "Net Present Value" means with respect to each of the Eligible Receivables, the net present value of mandatory payments to be made under Equipment Leases calculated using a discount factor equal to the Base Rate.

         "Notes" means collectively, the Committed Loan Notes and the Swing Line Note.

         "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of Borrower arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

         "Obligor" means the lessee under an Equipment Lease.

         "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

         "Outstanding Amount" means, with respect to any Loans or any Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans and the Term Loans occurring on such date.

         "Participant" has the meaning specified in Section 10.07(d).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

         "Permitted Lease Assignment" has the meaning specified in Section 7.01(j).

         "Permitted Lease Financing" means the financing arrangement evidenced by the Conduit Line Agreement and any other financing arrangement in structure and form substantially similar to the structure and form of FPF and the Conduit Line Agreement and which is reasonably acceptable to the Required Lenders as evidenced by their written consent thereto.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

         "Pro Rata Share" means, with respect to each Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments set forth opposite the name of such Lender on Schedule 2.01, as such share may be adjusted as contemplated herein.

         "Qualified Brokers" means lease brokers that qualify under the Borrower's standard criteria for brokers from whom the Borrower will acquire Equipment Leases in the ordinary course of the Borrower's business.

         "Qualified Jurisdictions" has the meaning set forth in the Security Agreement.

         "Register" has the meaning set forth in Section 10.07(c).

         "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

         "Required Lenders" means, as of any date of determination, the Lender(s) whose Voting Percentages aggregate 100%.

         "Responsible Officer" means the president, chief financial officer, chief accounting officer, treasury manager or controller of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

         "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or of any option, warrant or other right to acquire any such capital stock.

         "Restricted Subsidiary" means FPF and any other bankruptcy-remote special purpose wholly-owned subsidiary of the Borrower established and operated solely to purchase Equipment Leases from the Borrower on a non-recourse basis (provided that contractual obligations providing for the return of Equipment Leases to Borrower due to Borrower's failure to perfect title or to perfect a security interest in respect thereof shall not be considered as creating a "recourse" obligation for purposes of this definition).

         "Security Agreement" means the Security Agreement executed by the Borrower as debtor in favor of the Administrative Agent, as agent for the Lenders, as secured party substantially in the form of Exhibit G.

         "Servicing Records" means all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer records, copies of computer records, proof of insurance coverage, insurance policies, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Equipment Leases.

         "Shareholders' Equity" means, as of any date of determination, shareholders' equity as of that date determined in accordance with GAAP.

         "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

         "Supplemental Obligations" has the meaning given in the Security Agreement.

         "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

         "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

         "Swing Line" means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.03.

         "Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.03.

         "Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

         "Swing Line Loan" has the meaning specified in Section 2.03(a).

         "Swing Line Note" means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by such Lender, substantially in the form of Exhibit B-2.

         "Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit A-2.

         "Swing Line Sublimit" means an amount equal to the lesser of (a) $3,000,000, (b) the Aggregate Commitments, or (c) the Borrowing Base. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

         "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

         "Tangible Net Worth" means, as of any date of determination, Shareholders' Equity of the Borrower on that date minus the Intangible Assets of the Borrower on that date.

         "Term Loans" means the BofA Term Loan and the U.S. Bank Term Loan.

         "Threshold Amount" means Five Hundred Thousand Dollars ($500,000).

         "Total Liabilities" means, as of any date of determination, all indebtedness or liabilities of the Borrower which would be included in determining the total liabilities as shown on the liability side of a balance sheet in accordance with GAAP.

         "Type" means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

         "U.S. Bank Existing Credit Agreement" means that certain Credit and Security Agreement dated as of May 7, 1998, as amended from time to time, among the Borrower and U.S. Bank National Association providing for a revolving line of credit in the aggregate principal amount of $20,000,000 and a term loan in the original principal amount of $25,500,000.

         "U.S. Bank Term Loan" means the term loan owing to U.S. Bank National Association under the U.S. Bank Existing Credit Agreement and U.S. Bank Term Note.

         "U.S. Bank Term Note" means that certain Promissory Note dated October 6, 1998 made by the Borrower in favor of U.S. Bank National Association in the original principal amount of $25,500,000, as amended, restated or modified from time to time.

         "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

         "Vehicle" means any motor vehicle, van or truck which is used for a commercial and business purpose, together with all accessions thereto, which is subject to an Equipment Lease.

         "Voting Percentage" means, as to any Lender, (a) at any time prior to the Conversion Date, such Lender's Pro Rata Share and (b) at any time on or after the Conversion Date, such Lender's Adjusted Pro Rata Share; provided, however, that if any Lender has breached its obligation to fund any portion of the Loans, such Lender's Voting Percentage shall be deemed to be zero, and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of "Required Lenders" without regard to such Lender's Commitment or the outstanding amount of its Loans.

         1.02 OTHER INTERPRETIVE PROVISIONS. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

                  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                  (b) (i) The words "herein" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

                           (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

                           (iii) The term "including" is by way of example and not limitation.

                           (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

                  (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

                  (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

         1.03     ACCOUNTING TERMS.

                  (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

                  (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the

Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

         1.04 ROUNDING. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

         1.05 REFERENCES TO AGREEMENTS AND LAWS. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and
(b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

                                    ARTICLE 2
                                    THE LOANS

         2.01 COMMITTED LOANS. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Committed Loan") to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the aggregate Outstanding Amount of all Loans and the Term Loans shall not exceed the lesser of the Aggregate Commitments or the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Committed Loans and the Term Loan of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

         2.02     BORROWINGS, CONVERSIONS AND CONTINUATIONS OF LOANS.

                  (a) Each Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Committed Loans as the same Type shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 9:30 a.m., Seattle time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a new Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Committed Loans as the same Type,
(ii) the requested date of the Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made or continued as, or converted to, Base Rate Committed Loans. Any such automatic conversion to Base Rate Committed Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Committed Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to timely specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

                  (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Committed Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m., Seattle time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Loan, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by crediting the account of the Borrower on the books of Bank of America with the amount of such funds; provided, however, that if, on the date of the Committed Borrowing there are Swing Line Loans outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Swing Line Loans, and second, to the Borrower as provided above.

                  (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Committed Loans.

                  (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

                  (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to the Committed Loans.

         2.03     SWING LINE LOANS.

                  (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a "Swing Line Loan") to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Outstanding Amount of Committed Loans of the Swing Line Lender in its capacity as a Lender of Committed Loans and of the Term Loan of the Swing Line Lender, may exceed the amount of such Lender's Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Outstanding Amount of all Loans and the Term Loans shall not exceed the lesser of the Aggregate Commitments or the Borrowing Base, and (ii) the aggregate Outstanding Amount of the Committed Loans and Term Loan of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.04, and reborrow under this Section 2.03. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Swing Line Loan.

                  (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 3:00 p.m., Seattle time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Administrative Agent of any telephonic Swing Line Loan Notice, the Administrative Agent will confirm with the Swing Line Lender (by telephone or in writing) that the Administrative Agent has received such Swing Line Loan Notice. If the Administrative Agent, prior to 3:30 p.m., Seattle time, gives notice (by telephone or in writing) to the Swing Line Lender that the requested Swing Line Loan is in compliance with the limitations set forth in the proviso to the first sentence of Section 2.03(a) and that the applicable conditions specified in Article 4 have been satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m., Seattle time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

                  (c) Refinancing of Swing Line Loans.

                           (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests the Swing Line Lender to so request on its behalf), that each Lender make a Committed Base Rate Loan in an amount equal to such Lender's Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Committed Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent's Office not later than 10:00 a.m., Seattle time, on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.03(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

                           (ii) If for any reason any Committed Borrowing cannot be requested in accordance with Section 2.03(c)(i) or any Swing Line Loan cannot be refinanced by such a Committed Borrowing, the Committed Loan Notice submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

                           (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

                           (iv) Each Lender's obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02. Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

                  (d) Repayment of Participations.

                           (i) At any time after any Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

                           (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

                  (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Committed Base Rate Loan or participation pursuant to this Section 2.03 to refinance such Lender's Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

                  (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

         2.04     PREPAYMENTS.

                  (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 9:30 a.m., Seattle time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with (i) prior to the Conversion Date, their respective Pro Rata Shares, and (ii) on or after the Conversion Date, their respective Adjusted Pro Rata Shares.

                  (b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m., Seattle time, on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

                  (c) If for any reason the Outstanding Amount of all Loans and the Term Loans at any time exceeds the Aggregate Commitments or the Borrowing Base then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

                  (d) The Borrower shall not prepay either of the Term Loans without the prior written consent of the Administrative Agent and the Requisite Lenders.

         2.05 REDUCTION OR TERMINATION OF COMMITMENTS. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount of all Loans; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., Seattle time, five (5) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. Once reduced in accordance with this Section, the Aggregate Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

         2.06     REPAYMENT OF LOANS.

                  (a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

                  (b) On each date when the payment of any principal, interest or fees are due under this Agreement or any other Loan Document, the Borrower agrees to maintain on deposit, in an ordinary checking account maintained by the Borrower with the Administrative Agent (as such account shall be designated by the Borrower in a written notice to the Administrative Agent from time to time, the "Borrower Account") an amount sufficient to pay such principal, interest or fees in full. The Borrower hereby authorizes the Administrative Agent (i) to deduct automatically all principal, interest or fees when due under this Agreement or any other Loan Document from the Borrower Account, and (ii) if and to the extent any payment under this Agreement or any other Loan Document is not made when due, to deduct automatically any such amount from any and all accounts of the Borrower maintained with the Administrative Agent. The Administrative Agent agrees to provide timely notice to the Borrower of any automatic deduction made pursuant to this Section 2.06(b).

                  (c) The Borrower shall repay each Swing Line Loan on the Maturity Date.

         2.07     INTEREST.

                  (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

                  (b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

                  (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

         2.08     FEES.

                  (a) COMMITMENT FEE. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of the Outstanding Amount of Loans (excluding amounts owing in respect of Swing Line Loans for purposes of this Section 2.08(a) only). The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Article 4 is not met.

                  (b) ARRANGEMENT AND AGENCY FEES. The Borrower shall pay an arrangement fee to the Arranger for the Arranger's own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent's own account, in the amounts and at the times specified in the letter agreement, dated June 24, 2001 (the "Agent/Arranger Fee Letter"), between the Borrower, the Arranger and the Administrative Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

                  (c) LENDERS' UPFRONT FEE. On the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, an upfront fee in an amount equal One Hundred Thirty Seven Thousand Five Hundred Dollars ($137,500). Such upfront fee is for the credit facilities committed by the Lenders under this Agreement and are fully earned on the date paid. The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever.

         2.09 COMPUTATION OF INTEREST AND FEES. Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

         2.10     EVIDENCE OF DEBT.

                  (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the rights or obligations of the Borrower to pay the correct amount owing with respect to the Loans in accordance with this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, such Lender's Loans may be evidenced by a Committed Loan Note and/or a Swing Line Note, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

                  (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

         2.11     PAYMENTS GENERALLY.

                  (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 11:00 a.m., Seattle time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 11:00 a.m., Seattle time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

                  (b) Subject to the definition of "Interest Period," if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

                  (c) If at any time prior to the Conversion Date insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article 3) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of any interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

                  (d) If at any time on or after the Conversion Date insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder or in connection with the Supplemental Obligations or the Term Loans, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article 3) incurred by the Administrative Agent and each Lender, (ii) second, toward the Supplemental Obligations, (iii) third, toward any repayment of interest and fees then due hereunder or in connection with the Term Loans, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) fourth, toward repayment of principal then due hereunder or in connection with the Term Loans, ratably among the Lenders in accordance with their respective Adjusted Pro Rata Shares.

                  (e) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

                           (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

                           (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

           A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

                  (f) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and the conditions to the applicable Loan set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

                  (g) The obligations of the Lenders hereunder to make Loans and to fund participations in Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

                  (h) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         2.12 SHARING OF PAYMENTS. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them if such payment is received prior to the Conversion Date and in accordance with each Lender's Adjusted Pro Rata Share if such payment is received on or after the Conversion Date; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's Pro Rata or Adjusted Pro Rata Share, as applicable, (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

         2.13 INCREASE IN COMMITMENTS. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders) the Borrower may from time to time, request an increase in the Aggregate Commitments up to an aggregate amount acceptable to the Administrative Agent and the Lenders in their sole discretion. Each Lender shall promptly notify the Administrative Agent whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within thirty (30) days of such request shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders' responses to each request made hereunder. If the Aggregate Commitments are increased in accordance with this Section 2.13, the Administrative Agent, each Lender and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower, (a) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, (b) a compliance certificate demonstrating compliance with the covenants in Section 7.13 after giving effect to such increase and (c) certifying that, before and after giving effect to such increase, the representations and warranties contained in Article 5 are true and correct on and as of the date of the Increase Effective Date and no Default or Event of Default exists. The Borrower shall deliver new or amended Notes reflecting the increased Commitment of any Lender holding or requesting a Note. The Administrative Agent shall distribute an amended Schedule 2.01 (which shall be deemed incorporated into this Agreement), to reflect any changes therein resulting from such increase. The Borrower shall prepay any Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section. This Section shall supersede any provision in Section 10.01 to the contrary. The Borrower acknowledges and agrees, other than Permitted Lease Financing, that this Agreement and the Loans contemplated hereby shall be the Borrower's only source of revolving credit or term loan financing. If the Borrower determines that it needs credit (other than Permitted Lease Financing) in excess of the Aggregate Commitments, the Borrower shall request an increase in the Commitments pursuant to this Section and not enter into a credit or loan agreement separate from this Agreement or accept a credit facility or loans from lenders other than the Lenders.

         2.14     EXTENSION OF MATURITY DATE.

                  (a) Not earlier than ninety (90) days prior to, nor later than sixty (60) days prior to, the Maturity Date, the Borrower may, upon notice to the Administrative Agent (who shall promptly notify the Lenders), request a one year extension of the Maturity Date. Within thirty (30) days after delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender's sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders' responses.

                  (b) The Maturity Date shall be extended only if all Lenders have consented thereto. If so extended, the Maturity Date shall be extended for one year and the Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension and the extended Maturity Date. Without limiting the discretion of Lenders to reject any such extension request, the Administrative Agent or any Lender may require that certain conditions be satisfied prior to such extension.

                  (c) This Section shall supersede any provisions in Section
10.01 to the contrary.

         2.15     TERM LOAN PAYMENTS.

                  (a) Prior to the Conversion Date, if any, the Borrower will continue making all payments owing under each Term Loan (including principal, interest, fees, expenses, indemnities and other amounts) directly to the Lender that holds such Term Loan in accordance with the terms and conditions set forth in the BofA Term Notes and the U.S. Bank Term Note, as the case may be, and in the Existing Credit Agreements, as applicable. From and after the Conversion Date: (a) the Borrower shall make all such Term Loan payments to the Administrative Agent in the same manner as the Loans, and (b) the Administrative Agent shall distribute such payments to Lenders in the same manner as Loan payments except that payments in respect of either the Term Loans or the Loans (including amounts received as result of realizing on the Collateral) shall be distributed in accordance with each Lender's Adjusted Pro Rata Share rather than its Pro Rata Share.

                  (b) The Administrative Agent shall be entitled to rely on the repayment schedule for the U.S. Bank Term Loan and the BofA Term Loan set forth on Schedule 2.15 attached hereto and by this reference incorporated herein in order to determine the Outstanding Amount each time a Borrowing is requested by the Borrower. Each Lender agrees that it shall be such Lender's responsibility to provide the Administrative Agent with written notice of any change to the repayment schedule of such Lender's term loan that would effect the Administrative Agent's calculation of the Outstanding Amount (for example only, the Borrower prepays all or a portion of such term loan or the Borrower misses a payment owing under the term loan) and that, absent such written notice, the Administrative Agent is entitled to rely on the repayment schedule set forth on
Schedule 2.15. The terms of this Section 2.15(b) set forth the Administrative Agent's ability to calculate the Outstanding Amount and each Lender's responsibility in connection therewith and does not grant to the Borrower any rights with respect to its obligations under the Term Loans and does not amend, modify or replace any BofA Term Note, U.S. Bank Term Note or any of the Existing Credit Agreements.

         2.16     PROCEDURE CONCERNING THE COLLATERAL.

                  (a) When the Borrower determines to sell or assign an Equipment Lease constituting part of the Borrowing Base to FPF or another Restricted Subsidiary, the Borrower shall deliver to the Administrative Agent three (3) Business Days prior to such anticipated sale or assignment an Acknowledgement for the Administrative Agent's signature prior to February 1, 2002 in either form attached hereto as Exhibit H (the "Acknowledgement") and after February 1, 2002, the Acknowledgement labeled "Permanent Version," which each contains a listing of the Equipment Leases to be sold or assigned, all amounts paid (or to be paid) in consideration for the sale of each such Equipment Leases, and the following additional information: the Equipment Lease number assigned by the Borrower, the original amount of such Equipment Lease, the Obligor's name on the Equipment Lease, and the monetary amount of such Equipment Lease that could have been included in the Borrowing Base. In connection with any such submission of an Acknowledgement, the Borrower shall simultaneously submit a Borrowing Base Certificate setting forth the Borrowing Base after giving effect to the sale or assignment of the Equipment Leases listed on the Acknowledgement and demonstrating the calculation thereof. The Borrower may file any such termination statements and assignments after receiving the Receipt of Paydown Amount from the Administrative Agent attached to the Acknowledgment duly executed by the Administrative Agent. After the closing of any such sale or assignment of any Equipment Lease, the Borrower shall apply the proceeds of the sale or assignment to the Loans (which shall be deemed a voluntary prepayment subject to Section 2.04(a), but not subject to the minimum amount or multiples thereof requirements set forth in such section) and, after such application, if there is insufficient Collateral to support the Borrowing Base, the Borrower shall either, at its option, immediately repay the Loans and other amounts outstanding under this Agreement so that the Borrower remains in compliance with the Borrowing Base or substitute additional Collateral to maintain compliance with the Borrowing Base. The Administrative Agent shall not give its written consent (in the form of the Receipt of Paydown Amount from the Administrative Agent attached to the Acknowledgement) to the Borrower to file the Uniform Commercial Code termination statements and assignments listed on the Acknowledgement until the Administrative Agent has received those amounts paid in consideration for the sale of the Equipment Leases listed in the Acknowledgement. Notwithstanding the foregoing to the contrary, if an Event of Default shall occur and be continuing or a Default shall occur, the Borrower shall not be entitled to sell or assign any Equipment Lease constituting part of the Borrowing Base hereunder and the Administrative Agent may withhold its consent to any such sale or assignment of any such Equipment Lease and filing of any related Uniform Commercial Code termination statement or assignment unless and until such Event of Default or Default shall cease to exist. The representations and warranties of the Borrower contained in Article 5, or which are contained in any document furnished at any time under or in connection herewith, shall be deemed repeated on and as of each date when the Borrower submits an Acknowledgement to the Administrative Agent or otherwise requests a release of any Collateral, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall deemed repeated as of such earlier date.

                  (b) The Administrative Agent, each Lender and the Borrower agree that the Borrower shall retain possession of the Collateral Packages in trust for the Administrative Agent in the manner required in the Security Agreement. Upon an Event of Default, at the Administrative Agent's request, the Borrower shall immediately assemble the Collateral Packages, Equipment Leases and other Collateral supporting the Borrowing Base and deliver such Collateral Packages, Equipment Leases and other Collateral to the Administrative Agent to hold for the benefit of the Lenders. At the Administrative Agent's option, after an Event of Default ceases to exist, the Administrative Agent may return such Collateral Packages, Equipment Leases and other Collateral to the Borrower to continue to hold in trust for the Administrative Agent and each Lender in the manner required in the Security Agreement. To the extent that any Lender obtains physical possession of the Collateral at any time, it does so solely as agent for the Administrative Agent and shall promptly deliver such Collateral to the Administrative Agent.

                                   ARTICLE 3
                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.01     TAXES.

                  (a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative

Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

                  (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

                  (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

                  (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

         3.02 ILLEGALITY. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate

Committed Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

         3.03 INABILITY TO DETERMINE RATES. If the Administrative Agent determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan, or (c) the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Committed Loans in the amount specified therein.

         3.04 INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY; RESERVES ON EURODOLLAR RATE LOANS.

                  (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection
(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

                  (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

                  (c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen
(15) days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen
(15) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

         3.05 FUNDING LOSSES. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

                  (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

                  (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

           For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

         3.06 MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION. A certificate of the Administrative Agent or any Lender claiming compensation under this Article 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

         3.07 SURVIVAL. All of the Borrower's obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations.

                                    ARTICLE 4
                          CONDITIONS PRECEDENT TO LOANS

         4.01 CONDITIONS OF INITIAL LOAN. The obligation of each Lender to make its initial Loan hereunder is subject to satisfaction of the following conditions precedent:

                  (a) Unless waived by all the Lenders (or by the Administrative Agent with respect to immaterial matters or items specified in clause (ix) and
(x) below with respect to which the Borrower has given assurances satisfactory to the Administrative Agent that such items shall be delivered promptly following the Closing Date), the Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified or otherwise required by the Administrative Agent, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

                           (i) executed counterparts of this Agreement, the Security Agreement and the Intercreditor Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

                           (ii) Committed Loan Notes executed by the Borrower in favor of each Lender requesting such a Note, each in a principal amount equal to such Lender's Commitment;

                           (iii) a Swing Line Note executed by the Borrower in favor of the Swing Line Lender (if it requests such a Note) in the principal amount of the Swing Line Sublimit; (iv) the Administrative Agent shall have received either a Committed Loan Notice or Swing Line Loan Notice, as the case may be, in accordance with the requirements hereof;

                           (v)      the Administrative Agent shall have
         determined that sufficient availability shall exist under the Aggregate Commitments and under the Borrowing Base to support the initial Loan;

                           (vi) the Administrative Agent shall have the right of access to the Collateral Package for each Equipment Lease constituting part of the Eligible Receivables to support the initial Loan and the Collateral Packages will remain in the Borrower's possession provided that a Responsible Officer gives Administrative Agent a certificate to the effect that the Borrower has and will retain possession of such items in the manner required by the Security Agreement;

                           (vii) the Administrative Agent shall have received from the appropriate officials at the Department of Licensing of the State of Washington and such other states where the filing, registration or recordation or other action is appropriate, evidence of the due filing of the Financing Statement and due registration, recording or other action necessary to perfect the security interests granted in favor of the Administrative Agent, as agent for the Lenders, in the Collateral and of the first priority of the security interests perfected by such action;

                           (viii) the Administrative Agent shall have received executed control agreements, in form and substance acceptable to the Administrative Agent in its sole discretion, from the appropriate financial institutions perfecting the security interest in the deposit accounts specified in the Security Agreement granted to the Administrative Agent therein;

                           (ix) such certificates of consent of member or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

                           (x) such evidence as the Administrative Agent may reasonably require to verify that the Borrower is duly organized or formed and validly existing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of the Borrower's Organization Documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

                           (xi) a certificate signed by a Responsible Officer of the Borrower certifying (a) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (b) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect;

                           (xii) an opinion of counsel to the Borrower substantially in the form of Exhibit F;

                           (xiii) evidence that (A) any commitments to extend credit under the Existing Credit Agreements have been or concurrently with the Closing Date are being terminated; (B) all loans or other obligations arising or accruing under the Existing Credit Agreement, other than the Term Loans, have been repaid to the lenders thereunder; and (C) all Liens securing obligations under the Existing Credit Agreements have been or concurrently with the Closing Date are being assigned to the Administrative Agent pursuant to the Intercreditor Agreement;

                           (xiv) evidence that (A) any commitments to extend credit under Borrower's existing credit agreements with KeyBank National Association and Washington Mutual Bank, doing business as Western Bank, have been or concurrently with the Closing Date are being terminated; (B) all loans or other obligations arising or accruing under such credit agreements have been repaid to the lenders thereunder; and (C) all Liens securing obligations under such credit agreements have been or concurrently with the Closing Date are being released;

                           (xv) a copy of the fully executed Lockbox Agreement; and

                           (xvi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Swing Line Lender or the Required Lenders reasonably may require.

                  (b) Any fees required to be paid on or before the Closing Date shall have been paid.

                  (c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

         4.02 CONDITIONS TO ALL LOANS AND CONVERSIONS AND CONTINUATIONS. The obligation of each Lender to honor any Committed Loan Notice or Swing Line Loan Notice is subject to the following conditions precedent:

                  (a) The representations and warranties of the Borrower contained in Article 5, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such Loan, conversion or continuation except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

                  (b) No Default or Event of Default shall exist, or would result from such proposed Loan, conversion or continuation.

                  (c) The Administrative Agent and, if applicable, the Swing Line Lender shall have received a Committed Loan Notice or Swing Line Loan Notice, as applicable, in accordance with the requirements hereof and any Borrowing Base Certificate necessary to support the Loan.

                  (d) The Administrative Agent shall have determined that sufficient availability shall exist under the Aggregate Commitments and under the Borrowing Base to support the Loan;

                  (e) The Administrative Agent shall have access to the Collateral Package for each Equipment Lease constituting part of the Eligible Receivables to support all Loans (including the requested Loan) and the Collateral Packages will remain in the Borrower's possession (provided that a Responsible Officer gives Administrative Agent a certificate to the effect that the Borrower has and will retain possession of such items); and

                  (f) The Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Required Lenders reasonably may require.

           Each Committed Loan Notice or Swing Line Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Loan.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

           The Borrower represents and warrants to the Administrative Agent and the Lenders that:

         5.01 EXISTENCE, QUALIFICATION AND POWER; COMPLIANCE WITH LAWS. Borrower (a) is a limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (c) or this clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

         5.02 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary organizational action, and do not and will not (a) contravene the terms of any Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject; or (c) violate any Law.

         5.03 GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against this Agreement or any other Loan Document.

         5.04 BINDING EFFECT. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

         5.05     FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT.

                  (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial position of FPC, the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of FPC, the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

                  (b) The unaudited consolidated and consolidating balance sheets of FPC, the Borrower and its Subsidiaries dated June 30, 2001 and the related consolidated and consolidating statements of income and a consolidated statement of cash flows for the six month period then ended (i) were prepared in accordance with GAAP for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.

                  (c) Since the date of the Audited Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect other than the termination of credit commitments referred to in Sections 4.01(a)(xiii) and 4.01(a)(xiv) that Lenders have received written notice of prior to the date of this Agreement.

         5.06 LITIGATION. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the Knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

         5.07 NO DEFAULT. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

         5.08 OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

         5.09 ENVIRONMENTAL COMPLIANCE. To Borrower's Knowledge, neither it nor any of its property is in violation of, and no claim has been asserted against the Borrower or its property based on, any Environmental Laws which violations and claims could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         5.10 INSURANCE. The properties of the Borrower and its Subsidiaries are insured with insurance companies that have a rating by A.M. Best Company of not less than A and are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate.

         5.11 TAXES. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

         5.12     ERISA COMPLIANCE.

                  (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except for such noncompliance as could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of Borrower, each Plan that is intended to qualify under Section 401(a) of the Code is so qualified. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

                  (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably expected to have a Material Adverse Effect. To the best knowledge of the Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules under ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

                  (c) (i) No ERISA Event has occurred or is reasonably expected by the Borrower to occur, which event could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any material Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such material liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA, which transaction could reasonably be expected to have a Material Adverse Effect.

         5.13 SUBSIDIARIES. The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.

         5.14 MARGIN REGULATIONS; INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT.

                  (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

                  (b) None of the Borrower, any Person controlling the Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940. For purposes of this Section 5.14(b), "control" shall mean the power to vote 50.1% or more of the ownership interests having ordinary voting power for the election of directors or managers.

         5.15 DISCLOSURE. No statement, information, report, representation, or warranty made by the Borrower in any Loan Document contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.16 INTELLECTUAL PROPERTY; LICENSES, ETC. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.16, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

         5.17 LIEN PRIORITY. The security interest granted by the Borrower under the Security Agreement constitutes a valid and perfected security interest of first priority to the extent that a security interest can be perfected by filing a financing statement under the UCC or by entering into a deposit account control agreement, in and to all of the Collateral enforceable against all third parties in all jurisdictions as security for all of the obligations of the Borrower to the Administrative Agent and each Lender under the Loan Documents. The Borrower had a valid and perfected security interest of first priority in and to all of the Leased Equipment covered by Equipment Leases constituting Eligible Receivables (other than Leased Equipment owned by the Borrower), and such security interest has been effectively assigned to the Administrative Agent. Borrower or its legal counsel has examined the certificate-of-title statutes of each of the Qualified Jurisdictions and has determined that, under each such statute, a lienholder's security interest in vehicles covered by such statute is perfected from the time the applicable Governmental Authority receives (i) an application requesting the issuance of a certificate of title identifying such lienholder, (ii) the then-current original certificate of title, and (iii) any required filing fee.

         5.18 ADEQUACY OF BORROWING BASE. On the date of each Committed Loan Notice or Swing Line Loan Notice, as the case may be, the Outstanding Amount of all Loans and Term Loans, upon giving effect to the Committed Loan or Swing Line Loan being requested in such notice, will not exceed the Borrowing Base calculated as of the date of such notice.

                                    ARTICLE 6
                              AFFIRMATIVE COVENANTS

           So long as any Lender shall have any Commitment hereunder, any Loan, any Term Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary that is not a Restricted Subsidiary to:

         6.01 FINANCIAL STATEMENTS. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

                  (a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower and FPC, a consolidated and consolidating balance sheet of FPC, the Borrower and its Subsidiaries as at the end of such fiscal year, the related consolidated and consolidating statements of income or operations, and the consolidated statements of stockholders' equity and cash flows for such fiscal year, setting forth in comparative form for the consolidated statements the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report shall be prepared in accordance with GAAS and shall not be subject to any qualifications or exceptions as to the scope of the audit and unaudited statement of unconsolidated cash flow of the Borrower; and

                  (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of FPC and the Borrower, a consolidated and consolidating balance sheet of FPC, the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, and the consolidated statement of stockholders' equity and cash flows for such fiscal quarter and for the portion of FPC and the Borrower's fiscal year then ended and an unconsolidated statement of cash flows of the Borrower, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of FPC, the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

         6.02 CERTIFICATES; OTHER INFORMATION. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

                  (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under the financial covenants set forth herein or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

                  (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

                  (c) on the Closing Date, within five days after the last day and the 15th day of each month, a Borrowing Base Certificate dated as of the Closing Date or such last day or 15th day, as the case may be (but if such day is not a Business Day, then on the next following Business Day), and more often if necessary to support a Borrowing;

                  (d) within 30 days after the end of each calendar month, a summary past due report, in form acceptable to the Administrative Agent and each Lenders, setting forth the monthly aging of amounts receivable in respect of all Eligible Receivables;

                  (e) within 45 days after the end of each fiscal quarter, a report of delinquency statistics, in form acceptable to the Administrative Agent and each Lenders, setting forth the delinquency statistics of the Borrower's and its Subsidiaries' core product;

                  (f) within 45 days after the end of each fiscal quarter, a summary of the portfolio results for the Borrower's and its Subsidiaries' Equipment Leases, in form acceptable to the Administrative Agent and the Lenders, setting forth the number of delinquent accounts and percentage of delinquent dollars at invoicing and at months' end for the last month of the preceding fiscal quarter;

                  (g) within 45 days after the end of each fiscal quarter, a report setting forth the non-performing assets and net bad debt statistics of the Borrower and its Subsidiaries, in form acceptable to the Administrative Agent and the Lenders;

                  (h) within 45 days after the end of each fiscal quarter, a financial contracts receivables report, in form acceptable to the Administrative Agent and each Lender, setting forth the amounts receivable in respect of all Eligible Receivables;

                  (i) within 45 days after the end of each fiscal quarter, a concentration report, in form acceptable to the Administrative Agent and each Lender, setting forth lease concentration to Obligors and their affiliates and demonstrating compliance with Section 7.13(e);

                  (j) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (if one exists) (or the audit committee of the board of directors), managers, members or any Responsible Officer of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

                  (k) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the managers, members or any Responsible Officer of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

                  (l) promptly, such additional information regarding the business, financial or company affairs of the Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time request.

         6.03     NOTICES. Promptly notify the Administrative Agent and each
Lender:

                  (a) of the occurrence of any Default or Event of Default;

                  (b) of any matter that has resulted or may result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; or
(ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority;

                  (c) of any litigation, investigation or proceeding affecting the Borrower in which the amount involved exceeds $500,000, or in which injunctive relief or similar relief is sought, which relief, if granted, could reasonably be expected to have a Material Adverse Effect;

                  (d) of the occurrence of any ERISA Event;

                  (e) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

           Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

         6.04 PAYMENT OF OBLIGATIONS. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

         6.05 PRESERVATION OF EXISTENCE, ETC. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in a transaction permitted by Section
7.04 or 7.05; and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

         6.06 MAINTENANCE OF PROPERTIES. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         6.07 MAINTENANCE OF INSURANCE. Maintain with insurance companies that have a rating by A.M. Best Company of not less than A and are not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

         6.08 COMPLIANCE WITH LAWS. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

         6.09 BOOKS AND RECORDS. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

         6.10 INSPECTION RIGHTS. At least twice a year, permit representatives and independent contractors of the Administrative Agent and each Lender to visit, audit and inspect any of its properties, to examine its financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors (if any), managers, members and officers at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours.

         6.11 COMPLIANCE WITH ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law, except for such noncompliance as could not reasonably be expected to have a Material Adverse Effect; and (b) make all required contributions to any Plan subject to Section 412 of the Code.

         6.12 USE OF PROCEEDS. Use the proceeds of the Loans exclusively to fund the costs (leased equipment costs, brokers fees, etc.) associated with the origination by Borrower of the Equipment Leases and for general operating purposes.

                                    ARTICLE 7
                               NEGATIVE COVENANTS

           So long as any Lender shall have any Commitment hereunder or any Loan, Term Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary that is not a Restricted Subsidiary to, directly or indirectly:

         7.01 LIENS. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

                  (a) Liens pursuant to any Loan Document;

                  (b) Liens existing on the date hereof and listed on Schedule
7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

                  (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

                  (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

                  (e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

                  (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

                  (h) Liens securing judgments for the payment of money in an aggregate amount not in excess of the Threshold Amount (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than 30 consecutive days during which execution is not effectively stayed;

                  (i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

                  (j) Liens that attach to Equipment Leases upon the assignment thereof to FPF or other Restricted Subsidiary as part of a securitization transaction where all the net proceeds paid in consideration for such assignment are paid to the Administrative Agent for application to the Obligations (a "Permitted Lease Assignment").

         7.02     INVESTMENTS. Make any Investments, except:

                  (a) Investments that are existing on the date hereof and listed on Schedule 7.02;

                  (b) Investments held by the Borrower or such Subsidiary in the form of cash equivalents or short-term marketable securities;

                  (c) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $50,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

                  (d) Investments of any Subsidiary in the Borrower or another Subsidiary;

                  (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

                  (f) Guaranty Obligations permitted by Section 7.03;

                  (g) Investments permitted by Section 7.04;

                  (h) Investments in Restricted Subsidiaries in such forms and amounts as may be consented to in writing by the Administrative Agent; and

                  (i) other Investments not exceeding $100,000 in the aggregate in any given fiscal year of the Borrower.

         7.03 INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

                  (a) Indebtedness under the Loan Documents;

                  (b) Indebtedness outstanding on the date hereof and listed on
Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

                  (c) Guaranty Obligations of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary;

                  (d) Obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

                  (e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000;

                  (f) Unsecured Indebtedness in an aggregate principal amount not to exceed $100,000 at any time outstanding;

                  (g) Guaranty Obligations of the Borrower to the extent, and only to the extent, such obligation guaranty: (i) the indebtedness owing by FPC to Northwestern Mutual Life Insurance Company in a principal amount of up to $9,375,000 and to Windward/Merban, LP in a principal amount of up to $625,000, in each case, under those certain subordinated notes dated as of January 29, 1998 (the "FPC Subordinated Notes"); or (ii) other indebtedness of FPC that Administrative Agent agrees in writing is permitted under this Section 7.03(g); and

                  (h) Non-recourse indebtedness of Borrower arising in connection with a Permitted Lease Assignment.

         7.04 FUNDAMENTAL CHANGES. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

                  (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

                  (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to another Subsidiary; provided that if the seller in such a transaction is a wholly-owned Subsidiary, then the purchaser must also be a wholly-owned Subsidiary; and

                  (c) the Borrower may transfer Equipment Leases to a Restricted Subsidiary to the extent such transfer constitutes a Permitted Lease Assignment.

         7.05 DISPOSITIONS. Make any Disposition or enter into any agreement to make any Disposition, except:

                  (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

                  (b) Dispositions of inventory and other property in the ordinary course of business;

                  (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or (iii) the board of directors or senior management of the Borrower or such Subsidiary has determined in good faith that the failure to replace such property will not be detrimental to the business of the Borrower or such Subsidiary;

                  (d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary;

                  (e) Dispositions permitted by Section 7.04;

                  (f) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years; and

                  (g) the Borrower may transfer Equipment Leases to a Restricted Subsidiary to the extent such transfer constitutes a Permitted Lease Assignment;

provided, however, that any Disposition pursuant to clauses (a) through (f) shall be for fair market value.

         7.06 LEASE OBLIGATIONS. Create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except:

                  (a) leases in existence on the date hereof and listed on
Schedule 7.06, and any renewal, extension or refinancing thereof; and

                  (b) operating leases (other than those constituting Synthetic Lease Obligations) entered into or assumed by the Borrower or any Subsidiary after the date hereof in the ordinary course of business; and

                  (c) capital leases and Synthetic Lease Obligations to the extent permitted by Section 7.03.

         7.07 RESTRICTED PAYMENTS. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

                  (a) each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests);

                  (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

                  (c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its own limited liability company ownership interests with the proceeds received from the substantially concurrent issue of new ownership interests; and

                  (d) the Borrower may declare and make distributions to FPC in amounts not greater than the interest that is due and payable on the FPC Subordinated Notes.

         7.08     ERISA. At any time engage in a transaction which is subject to
Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code);
(b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), which, with respect to each event listed above, could reasonably be expected to have a Material Adverse Effect.

         7.09 CHANGE IN NATURE OR SUSPENSION OF BUSINESS. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or liquidate, dissolve or voluntarily suspend business.

         7.10 TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any Affiliate of the Borrower, other than arm's-length transactions with Affiliates that are otherwise permitted hereunder and other than Permitted Assignments.

         7.11 BURDENSOME AGREEMENTS. Enter into any Contractual Obligation that limits the ability (a) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower or (b) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.

         7.12 USE OF PROCEEDS. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

         7.13     FINANCIAL COVENANTS.

                  (a) TANGIBLE NET WORTH. Permit Tangible Net Worth as of the end of any fiscal quarter of the Borrower to be less than the sum of (i) Fifteen Million Dollars ($15,000,000), plus (ii) seventy-five percent (75%) of the cumulative Net Income of Borrower earned in all fiscal quarters ended after September 30, 2001, in which the Borrower's Net Income was greater than zero (less dividends paid to FPC in an amount not greater than the interest paid on FPC's subordinated debt) plus (iii) one hundred percent (100%) of the amount, if any, by which the Shareholder's Equity of the Borrower has increased since September 30, 2001 as a result of the issuance of capital stock or the conversion of debt securities into capital stock.

                  (b) INTEREST COVERAGE RATIO. Permit the Interest Coverage Ratio of the Borrower as of the end of any fiscal quarter of the Borrower to be less than 1.3 to 1.0.

                  (c) LEVERAGE RATIO. Permit the Leverage Ratio of the Borrower as of the end of any fiscal quarter of the Borrower to exceed 5.0 to 1.0.

                  (d) PAST DUE RECEIVABLES. At the end of each month, permit (i) the Contract Balance Remaining that is 31-60 days past due to exceed 6.5% of the total Contract Balance Remaining; or (ii) the Contract Balance Remaining that is 61-90 days past due to exceed 2.5% of the total Contract Balance Remaining. As used herein, the term "Contract Balance Remaining" means, as of the end of any month, the total of all unpaid scheduled lease payments (not including any payment owing in respect of any residual value of the Leased Equipment) under all Equipment Leases of the Borrower and any Subsidiary to the extent such lease payments are then due or are scheduled to become due during the remainder of the lease term and whether or not such Equipment Leases constitute Eligible Receivables, but "Contract Balance Remaining" shall not include amounts owing under Equipment Leases over ninety (90) days past due. The Contract Balance Remaining is not discounted for present value.

                  (e) CONCENTRATION LIMITS. Unless consented to in writing by the Administrative Agent, permit the aggregate amount of outstanding mandatory payments under all Equipment Leases with any one Obligor or group of affiliated Obligors to exceed $225,000.

                  (f) ALLOWANCE TO NET BAD DEBT RATIO. Permit the ratio of the Borrower's and its Subsidiaries' allowance for credit losses to net charge-offs of its Equipment Leases to be less than 1.1 to 1.0. The calculation of the ratio in this Section 7.13(f) shall be measured at the end of each fiscal quarter on a consolidated, rolling four (4) quarter basis commencing on December 31, 2001.

                                    ARTICLE 8
                         EVENTS OF DEFAULT AND REMEDIES

         8.01 EVENTS OF DEFAULT. Any of the following shall constitute an Event of Default:

                  (a) NON-PAYMENT. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) days after the same becomes due, any interest on any Loan, or any commitment or other fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

                  (b) SPECIFIC COVENANTS. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10 or 6.12 or Section 7.04 or 7.07 through 7.13; or

                  (c) OTHER DEFAULTS. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) on its part to be performed or observed and such failure continues for (i) in the case of covenants or agreements in this Agreement, thirty (30) days after written notice thereof shall have been given to the Borrower by the Administrative Agent, and (ii) in the case of covenants or agreements in any other Loan Document, for any cure period set forth in such other Loan Document; or

                  (d) REPRESENTATIONS AND WARRANTIES. Any representation or warranty made or deemed made by the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith proves to have been incorrect when made or deemed made; or

                  (e) CROSS-DEFAULT. (i) The Borrower or any Subsidiary (a) fails to make any payment when due within the applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty

Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or
(b) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto and, in each case, the applicable grace period, if any, has expired, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (a) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (b) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; (iii) the Borrower or FPC (as the case may be) or any Subsidiary (A) fails to make a payment when due within the applicable grace and cure period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of amount owing under any Term Loan, (B) fails to observe or perform any other agreement or condition relating to the Indebtedness contained in any BofA Term Note, the U.S. Bank Term Note, or any Existing Credit Agreement or any documents related thereto, or (C) a default or event of default (however defined) shall have occurred and be continuing under the BofA Term Note, the U.S. Bank Term Note, or any Existing Credit Agreement or related documents and agreements; or (iv) (A) FPF shall fail to make any payment when due, subject to expiration of applicable grace and cure periods, under that certain Warehouse Loan and Security Agreement dated as of December 30, 1998 among the Borrower, Norwest Bank Minnesota, National Association, as collateral agent, and FPF and certain other lenders party thereto pursuant to which Bank of America Securities LLC or any of its Affiliates, Subsidiaries, successors or assigns ("BASI") has made a warehouse line of credit available to FPF in the principal amount of $125,000,000 (as amended, restated or continued, "Conduit Line Agreement"), (B) a default or event of default (however defined) shall have occurred and be continuing thereunder under the Conduit Line Agreement or any other Permitted Lease Financing Agreement and the applicable cure period, if any, has expired, (C) the aggregate amount of financing available under all Permitted Lease Financing Agreements is reduced to an amount less than $125,000,000, (D) the Conduit Line Agreement or any other Permitted Lease Financing Agreement is terminated and not renewed or extended by the lenders thereto in an amount expected by Required Lenders to be necessary to provide adequate financing for Equipment Leases projected by the Borrower to be added to the Borrowing Base during the next 12 months on terms acceptable to the Required Lenders in their sole discretion, or
(E) another lender replaces BASI as the lender under the Conduit Line Agreement and such replacement lender's senior unsecured long-term debt rating is lower than BASI's similar rating at the time of such replacement (unless such replacement lender is approved by Required Lenders in their sole discretion); or

                  (f) INSOLVENCY PROCEEDINGS, ETC. The Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

                  (g) INABILITY TO PAY DEBTS; ATTACHMENT. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

                  (h) JUDGMENTS. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect and, in either case, (a) enforcement proceedings are commenced by any creditor upon such judgment or order, or (b) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

                  (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

                  (j) INVALIDITY OF LOAN DOCUMENTS. This Agreement, the Security Agreement, the Intercreditor Agreement, or any Note, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

                  (k) CHANGE OF CONTROL. There occurs any Change of Control of FPC, the Borrower or any of its Subsidiaries; or

                  (l) MATERIAL ADVERSE EFFECT. There occurs any event or circumstance that has a Material Adverse Effect; or

                  (m) SECURITY INTEREST. The security interest created pursuant to the Security Agreement shall cease to be in full force and effect, or shall cease in any material respect to give the Administrative Agent and each Lender the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), superior to and prior to the rights of all third persons, and subject to no other Liens (except as permitted by Section 7.01); or

                  (n) BORROWINGS EXCEED BORROWING BASE. The aggregate Outstanding Amount of the Loans and the Term Loans exceeds the Borrowing Base set forth on the most recent Borrowing Base Certificate received by the Administrative Agent and continues to exceed the Borrowing Base for five (5) days after discovery thereof by the Borrower, the Administrative Agent or any Lender.

         8.02 REMEDIES UPON EVENT OF DEFAULT. If any Event of Default occurs and is continuing, the Administrative Agent: (i) shall, at the request of the Required Lenders, (ii) may, with the consent of the Required Lenders, or (iii) on or after the Conversion Date, may with or without the consent of the Required
Lenders:

                  (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

                  (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

                  (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; and

                  (d) declare each Lender's obligation to make Eurodollar Rate Loans available to the Borrower to be terminated and immediately convert each outstanding Eurodollar Rate Loan to a Base Rate Committed Loan accruing interest at the Default Rate, provided, however, that upon the occurrence of any event specified in subsection
(f) of Section 8.01, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender; and provided, further, that the Borrower may cure the Event of Default described in subsection (n) of Section 8.01 by paying down the Loans to a principal amount which does not exceed the Borrowing Base set forth on the most recent Borrowing Base Certificate received by the Administrative Agent or by submitting additional Collateral, corresponding Collateral Packages (if required by the Administrative Agent) and a new Borrowing Base Certificate to the Administrative Agent sufficient to increase the Borrowing Base and cure the Event of Default.

                                   ARTICLE 9
                              ADMINISTRATIVE AGENT

         9.01 APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         9.02 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

         9.03 LIABILITY OF ADMINISTRATIVE AGENT. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.

         9.04     RELIANCE BY ADMINISTRATIVE AGENT.

                  (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

                  (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

         9.05 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with
Article 8; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

         9.06 CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE AGENT. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or its Affiliates which may come into the possession of any Agent-Related Person.

         9.07 INDEMNIFICATION OF ADMINISTRATIVE AGENT. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do
so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

         9.08 ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

         9.09 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon thirty (30) days' notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Swing Line Lender. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and Swing Line Lender and the respective terms "Administrative Agent and "Swing Line Lender" shall mean such successor administrative agent and swing line lender, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring Swing Line Lender's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Swing Line Lender or any other Lender. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty
(30) days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.01 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower, and acknowledged by the Administrative Agent, do any of the following:

                  (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02);

                  (b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

                  (c) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iv) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial covenant used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate;

                  (d) change the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

                  (e) change the Pro Rata Share, Adjusted Pro Rata Share or Voting Percentage of any Lender;

                  (f) amend this Section or any provision herein providing for consent or other action by all the Lenders; or

                  (g) release all or substantially all of the Collateral;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Required Lenders or each directly-affected Lender, as the case may be, affect the rights or duties of the Swing Line Lender under this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or each directly-affected Lender, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Agent/Arranger Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, any Lender that has a Voting Percentage of zero shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Share of such Lender may not be increased without the consent of such Lender.

         10.02    NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES.

                  (a) GENERAL. Unless otherwise expressly provided herein, all notices and other communications provided for in this Agreement or any other Loan Document shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.02; or, in the case of the Borrower, the Administrative Agent or the Swing Line Lender, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower or the Administrative Agent and the Swing Line Lender. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (a) if delivered by hand or by courier, when signed for by the intended recipient; (b) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (c) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (d) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder or under any other Loan Document.

                  (b) EFFECTIVENESS OF FACSIMILE DOCUMENTS AND SIGNATURES. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

                  (c) LIMITED USE OF ELECTRONIC MAIL. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

                  (d) RELIANCE BY ADMINISTRATIVE AGENT AND LENDERS. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

         10.03 NO WAIVER; CUMULATIVE REMEDIES. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         10.04 ATTORNEY COSTS, EXPENSES AND TAXES; ADDITIONAL ACTS. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs, and (c) to execute, deliver or authorize the recording of all such instruments (such as Uniform Commercial Code continuation statements) and perform all such other acts as the Administrative Agent may reasonably request to carry out the transactions contemplated by the Loan Documents and to maintain the continuous perfection and priority of the Lenders' Lien on the Collateral. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

         10.05 INDEMNIFICATION BY THE BORROWER. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section 10.05 shall be payable within ten (10) Business Days after demand therefor.

         10.06 PAYMENTS SET ASIDE. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then
(a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

         10.07    SUCCESSORS AND ASSIGNS.

                  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement or any other Loan Document, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

                  (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including for purposes of this subsection (b), participations in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (x) apply to rights in respect of Swing Line Loans; or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 3.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. The preparation, execution and delivery of such Notes shall be at the Borrower's expense if the assignment is made at the Borrower's request or is made in connection with an increase in the Aggregate Commitment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

                  (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement and the other Loan Documents (including such Lender's participations in Swing Line Loans) owing to
it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this

Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, or (iii) release all or substantially all of the Collateral. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender.

                  (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section
10.15 as though it were a Lender.

                  (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                  (g) As used herein, the following terms have the following meanings:

           "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender;
(c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Swing Line Lender, and (ii) unless (a) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivative transaction or (b) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

           "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

           "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                  (h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon five (5) Business Days' notice to the Borrower, terminate the Swing

Line. In the event of any such termination of the Swing Line, the Borrower shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the termination of the Swing Line. If Bank of America terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Committed Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.03(c).

         10.08 CONFIDENTIALITY. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Borrower;
(g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or
(ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and the other Loan Documents and information about this Agreement and other Loan Documents to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         10.09 SET-OFF. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender may set off any amounts in the Lockbox Account (as defined in the Lockbox Agreement) if, and to the extent, such set off would constitute a default under the Lockbox Agreement.

         10.10 INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

         10.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.12 INTEGRATION. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         10.13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid.

         10.14 SEVERABILITY. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10.15    TAX FORMS.

                  (a) Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (i) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (ii) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such commercially reasonable steps as may be necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to perform its obligations under this Section, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

                  (b) Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

                  (c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, additions to tax or additional amounts with respect thereon for any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and for costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all Obligations and the resignation of the Administrative Agent.

         10.16    SERVICING.

                  (a) For the benefit of the Borrower and its Subsidiaries, the Borrower shall service and administer the Equipment Leases in accordance with the Borrower's policies and procedures manual, or equivalent thereof, and with due care and customary and prudent servicing procedures for equipment leases of a similar type and, prior to the occurrence of an Event of Default, shall have full power and authority to do any and all things not inconsistent with the provisions of this Agreement which it may deem necessary or desirable in connection with such servicing and administration. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, or (ii) upon payment in full of the Loans and performance of all other obligations of the Borrower under the Loan Documents, or (iii) the transfer of servicing approved by the Administrative Agent and the Required Lenders. The Borrower shall not appoint a sub-servicer of the Equipment Leases without obtaining the prior written approval of Administrative Agent and the Required Lenders.

                  (b) The Borrower grants the Administrative Agent and each Lender a security interest in all servicing fees and rights relating to the Equipment Leases and all Servicing Records to secure the obligations of the Borrower or its designee to service in conformity with this Section 10.16 and any other obligations of the Borrower to the Administrative Agent and the Lenders. The Borrower covenants to safeguard the Servicing Records and to deliver them promptly to the Administrative Agent or its designee at the Administrative Agent's request after an Event of Default.

                  (c) If the Equipment Leases are serviced by a third party servicer, the Borrower (i) shall provide a copy of the servicing agreement to the Administrative Agent; and (ii) hereby irrevocably assigns to the Administrative Agent, on behalf of the Lenders and Lenders' successors and assigns all right, title, interest and the benefits of such servicing agreement with respect to the Equipment Leases.

                  (d) The Borrower agrees that, and if the Equipment Leases are serviced by a third party servicer, the Borrower shall provide to the Administrative Agent a letter from such servicer to the effect that, upon the occurrence of an Event of Default, the Administrative Agent or the Lenders may terminate the Borrower's right to service the Equipment Leases or any servicing agreement and transfer such servicing to the Administrative Agent's designee, at no cost or expense to the Lenders (and without the payment of any servicing termination fee), it being agreed that the Borrower will pay any and all fees required to terminate any servicing agreement and to effectuate the transfer of servicing to the Administrative Agent or the Lenders.

         10.17    GOVERNING LAW.

                  (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

                  (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF WASHINGTON SITTING IN KING COUNTY OR OF THE UNITED STATES FOR THE WESTERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

         10.18 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         10.19 CERTAIN OTHER AGREEMENTS. Each party to this Agreement agrees that, for purposes of governing the deposit accounts maintained with each Lender by the Borrower and

Section 9-304(b) of the Uniform Commercial Code, the State of Washington shall be deemed to be the "jurisdiction" of each Lender. The parties hereto further agree to execute and deliver amendments to the Lockbox Agreement or an amended and restated Lockbox Agreement, as appropriate, subject to terms and conditions and in a form acceptable to the Administrative Agent and each Lender in their sole discretion, which, among other things, adds the Administrative Agent and each Lender as a party to the Lockbox Agreement and effects the use of the "Lockbox" and the "Lockbox Account" (as such terms are defined in the Lockbox Agreement) in respect of Equipment Lease payments to a Restricted Subsidiary other than FPF.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        FINANCIAL PACIFIC LEASING, LLC

                                        By:  /s/ Dale A. Winter
                                             -----------------------------------

                                        Name:  Dale A. Winter

                                        Title: President & CEO

                                        BANK OF AMERICA, N.A.,
                                        AS ADMINISTRATIVE AGENT

                                        By:  /s/ Ken Puro
                                             -----------------------------------

                                        Name:  Ken Puro

                                        Title:  Vice President

                                        BANK OF AMERICA, N.A., AS A LENDER AND
                                        SWING LINE LENDER

                                        By: /s/ Mark N. Crawford
                                             -----------------------------------

                                        Name:  Mark N. Crawford

                                        Title: Senior Vice President

                                        U.S. BANK NATIONAL ASSOCIATION, AS A
                                        LENDER

                                        By: /s/ Cathryn S. Schalkle
                                             -----------------------------------

                                        Name: Cathryn S. Schalkle

                                        Title:  Vice President